EXHIBIT 99.1

Broadridge Appoints Chris Perry President

NEW YORK, February 5, 2020 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, today announced that its Board of Directors has appointed Chris Perry as President of Broadridge Financial Solutions, Inc., effective March 2, 2020. Mr. Perry is assuming the title of President from Broadridge’s Chief Executive Officer Tim Gokey, who remains Chief Executive Officer and a Director of the Company. Mr. Perry currently leads Broadridge’s Global Sales, Marketing and Client Solutions organization. Following this appointment, Mr. Perry will expand his current responsibilities to take a stronger role leading Broadridge’s top clients and partners, overseeing Broadridge International, and coordinating Broadridge’s overall growth strategy.

“Chris is a proven leader who has been a driving force behind Broadridge’s record sales growth over the past six years, providing both strategic vision and practical insight in cultivating client relationships, developing client solutions, and fostering an award-winning associate culture,” said Mr. Gokey. “I look forward to working with Chris to continue to transform Broadridge into a leading SaaS provider leveraging next-generation technology to deliver industry solutions for critical infrastructure underpinning governance and communications, capital markets, and wealth and investment management. I am confident that with Chris’ appointment, we will create even greater growth for our clients, investors, and associates.”

Mr. Perry joined Broadridge in 2014 and has more than 25 years of experience in banking, brokerage and financial information services. He oversees all client and market-facing activities globally and is responsible for delivering the Company’s annual sales targets spanning all business units and product lines. Broadridge has enjoyed six years of consecutive record-setting sales under Mr. Perry’s leadership.

“Broadridge is a special company with a ‘best place to work’ culture where our associates’ strong commitment and dedication delivers results for clients and investors. I am excited to work more closely with Tim and across the organization, bringing to market world-class solutions that support our clients’ growth and associates’ development, while driving the innovation roadmap through Broadridge’s ABCDs of Innovation™,” said Mr. Perry. “As we remain focused on helping clients get ahead of today’s challenges and capitalize on what’s next, I look forward to further developing our technology, broadening our products, continuing our M&A success, and enriching our outstanding culture to create more value for clients and greater growth for Broadridge.”

Prior to joining Broadridge, Mr. Perry held numerous leadership roles at Thomson Reuters, and its predecessor, Thomson Financial. There he served as Global Managing Director of Risk for the Financial and Risk Division, where he was responsible for overseeing Governance, Risk and Compliance, as well as Pricing and Reference services. He was accountable for approximately $700 million in annual revenue and associated P&L during an active acquisition and growth phase. Previously, he served as President of Global Sales and Account Management of the Financial and Risk Division overseeing nearly $6 billion in revenue with 4,000 professionals worldwide. Earlier in his career, Chris worked in institutional trading and retail brokerage.

Mr. Perry currently serves on the Board of Directors of the Financial Services Institute (FSI). He also serves as a member of the Board of Directors for NPower, an organization that provides underprivileged youths and military veterans with the opportunity to build technology skills and achieve their potential. In addition, he is a sponsor of the Women on Wall Street Association, a New York-based business leadership organization that helps accelerate careers of women in financial services, and he is a board member of The Community Food Bank of New Jersey, a non-profit aiming to eradicate hunger in New Jersey. Mr. Perry has previously served as Chairman of British American Business (BAB) and currently serves as Secretary of the Board of Make-A-Wish New Jersey.
About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than $7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500® Index and employs over 11,000 associates in 18 countries.
For more information about Broadridge, please visit www.broadridge.com.

Contact Information
Investors:
W. Edings Thibault
Investor Relations
(516) 472-5129

Media:
Gregg Rosenberg
Corporate Communications, Broadridge
(212) 918-6966